EXHIBIT 23.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 1, 2010 (March 22, 2010 as to the effects of the restatement discussed in Note 1), relating to the consolidated financial statements of General Maritime Corporation and subsidiaries (the “Company”), and our report relating to the effectiveness of the Company’s internal control over financial reporting, dated March 1, 2010, appearing in the Annual Report on Form 10-K/A of the Company for the year ended December 31, 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
April 22, 2010